EXHIBIT 23.1 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

May 23, 2003

IMCO Recycling Inc.

Central Tower at Williams Square

Attn.: Mr. Paul V. Dufour and

Mr. Robert Holian

5215, North O’Connor Blvd., Suite 1500

Irving, Texas 75039

USA

Consent of Independent Auditors

We consent to the inclusion in this Current Report on Form 8-K/A-1 dated May 27, 2003 of our report dated January 24, 2003 except for Note 13, as to which the date is March 14, 2003, with respect to the financial statements of VAW-IMCO Guss and Recycling GmbH for the year ended December 31, 2002.

Very truly yours,

Ernst & Young AG

Wirtschaftsprüfungsgesellschaft

/S/ Marcus Senghaas	/S/ ppa. Jörg Herentrey